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                                                                    EXHIBIT 11.1


           Home Health Corporation of America, Inc. and Subsidiaries

                Computation of Basic and Diluted Loss Per Share

             for the three months ended December 31, 1997 and 1998

The following calculation is submitted in accordance with the Securities Act of 1934:

                                      Three months ended     Three months ended
                                       December 31, 1997     December 31, 1998
                                   --------------------------------------------
                                       Basic      Diluted     Basic     Diluted
                                   --------------------------------------------
                                   (amounts in thousands, except per share data)

Net loss available to common
 stockholders......................   $(23,856)  $(23,856)  $(44,939)  $(44,939)
                                   ============================================

Weighted average number of
 maximum shares outstanding
 during period.....................      9,158      9,158      9,777      9,777

Weighted average number of
 maximum shares subject to
 exercise under outstanding stock
 options and warrants, net of
 treasury shares assumed
 repurchased.......................          -          -          -          -
                                   --------------------------------------------
Weighted average number of common
 shares outstanding................      9,158      9,158      9,777      9,777

                                   ============================================
Net loss per share.................   $  (2.60)  $  (2.60)  $  (4.60)  $  (4.60)
                                   ============================================
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